Exhibit 99.4

QUANTINUUM INC. 2023 EQUITY INCENTIVE PLAN Adopted: December 20, 2023 Amended and Restated: June 4, 2026

ARTICLE I
PURPOSE
The purpose of the Plan is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and thereby better aligning the interests of such persons with those of the Company’s stockholders. Capitalized terms used in the Plan are defined in Article XI below.
ARTICLE II
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.
ARTICLE III
ADMINISTRATION AND DELEGATION
3.1    Administration. The Plan will be administered by the Administrator. The Administrator shall have authority to determine which Service Providers will receive Awards, to grant Awards and to set all terms and conditions of Awards (including, but not limited to, vesting, exercise, surrender, and forfeiture provisions). In addition, the Administrator shall have the authority to take all actions and make all determinations contemplated by the Plan and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Administrator may correct any defect or ambiguity, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem necessary or appropriate to carry the Plan and any Awards into effect, as determined by the Administrator. The Administrator shall make all determinations under the Plan in the Administrator’s sole discretion and all such determinations shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.
3.2    Appointment of Committees. To the extent permitted by Applicable Laws, the Board (including in its capacity as Administrator) may delegate any or all of its powers under the Plan to one or more Committees. The Board may abolish any Committee at any time and revoke any previously delegated authority.
ARTICLE IV
SHARES AVAILABLE FOR AWARDS
4.1    Number of Shares. Subject to adjustment under Article VIII hereof, Awards may be made under the Plan covering issuances of up to 3,845,117 Shares. If any Award expires or lapses or is terminated, surrendered or canceled without having been fully exercised or is surrendered or forfeited in whole or in part (including, without limitation, as the result of Shares subject to such Award being repurchased by the Company at or below the original issuance price), in any case in a manner that results in any Shares covered by such Award not being issued or being so repurchased or reacquired by the Company, the unused Shares covered by such

Award shall again be available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares or Shares purchased on the open market.
ARTICLE V
STOCK OPTIONS
5.1    General. The Administrator may grant Options to any Service Provider. The Administrator shall determine the number of Shares to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including, without limitation, conditions relating to Applicable Laws, as it considers necessary or advisable.
5.2    Exercise Price. The Administrator shall establish the exercise price of each Option and specify the exercise price in the applicable Award Agreement. The exercise price shall be not less than 100 percent of the Fair Market Value on the date the Option is granted.
5.3    Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Administrator may specify in the applicable Award Agreement, provided that the term of any Option shall not exceed ten years.
5.4    Exercise of Options; Notification of Disposition. Options may be exercised by delivery to the Company of a written notice of exercise, in a form approved by the Administrator (which may be an electronic form), signed by the person authorized to exercise the Option, together with payment in full (i) as specified in Section 5.5 hereof for the number of Shares for which the Option is exercised and (ii) as specified in Section 9.5 hereof for any applicable withholding taxes. Unless otherwise determined by the Administrator, an Option may not be exercised for a fraction of a Share.
5.5    Payment Upon Exercise. Shares purchased upon the exercise of an Option granted under the Plan shall be paid for (a) in cash, by wire transfer of immediately available funds or by check, payable to the order of the Company, (b) subject to any Company insider trading policy (including, without limitation, any blackout periods) and Applicable Laws, if the Company is a Publicly Listed Company, unless the Administrator otherwise determines, by (i) delivery of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price, provided in either case, that such amount is paid to the Company at such time as may be required by the Administrator, (c) with the consent of the Administrator, surrender of vested Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof or (d) any combination of the above permitted forms of payment.

ARTICLE VI
RESTRICTED SHARES; RESTRICTED SHARE UNITS
6.1    General. The Administrator may issue and/or grant Restricted Shares, or the right to purchase Restricted Shares, to any Service Provider, subject to the right of the Company to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require surrender and forfeiture of such Shares if issued at no cost) in the event that conditions specified by the Administrator in the applicable Award Agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Administrator for such Award. In addition, the Administrator may grant to any Service Provider Restricted Share Units, which may be subject to vesting and forfeiture/surrender conditions during the applicable restriction period or periods, as set forth in an applicable Award Agreement.
6.2    Terms and Conditions for All Restricted Shares and Restricted Share Unit Awards. The Administrator shall determine and set forth in the applicable Award Agreement the terms and conditions applicable to each Restricted Share and Restricted Share Unit Award, including, without limitation, the conditions for vesting and repurchase (or surrender and forfeiture) and the issue price, in each case, if any.
6.3    Additional Provisions Relating to Restricted Shares.
(a)    Dividends. Subject to the Company’s Certificate of Incorporation and bylaws, Participants holding Restricted Shares will be entitled to all ordinary cash dividends paid with respect to such Shares to the extent such dividends have a record date that is on or after the date on which the Participant to whom such Restricted Shares are issued and/or granted becomes the record holder of such Restricted Shares, unless otherwise provided by the Administrator in the applicable Award Agreement. In addition, unless otherwise provided by the Administrator, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Shares of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability/potential for surrender as the Restricted Shares with respect to which they were paid. Each dividend payment will be made as provided in the applicable Award Agreement, but in no event later than the end of the calendar year in which the dividends are paid to holders of that class of share or, if later, the 15th day of the third month following the later of (A) the date the dividends are paid to holders of that class of share, and (B) the date the dividends are no longer subject to forfeiture or surrender.
(b)    Share Certificates. The Company may require that any share certificates issued in respect of Restricted Shares be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee).
6.4    Additional Provisions Relating to Restricted Share Units.
(a)    Settlement. Upon the settlement of a Restricted Share Unit, the Participant shall be entitled to receive from the Company one Share. The Administrator may provide that settlement of Restricted Share Units shall occur upon or as soon as reasonably practicable after the vesting of the Restricted Share Units.
(b)    Voting Rights. A Participant shall have no voting rights with respect to any Restricted Share Units.
(c)    Dividend Equivalents. To the extent provided by the Administrator, a grant of Restricted Share Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or Shares and may be subject to the same restrictions on transfer and forfeitability/surrender as the Restricted Share Units with respect to which the Dividend Equivalents are paid, as determined by the Administrator, subject, in each case, to such terms and conditions as the Administrator shall establish and set forth in the applicable Award Agreement.
ARTICLE VII
OTHER SHARE-BASED AWARDS
Other Share-Based Awards may be granted hereunder to Participants, including, without limitation, Awards entitling Participants to receive Shares to be issued and delivered in the future. Such Other Share-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments and/or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share-Based Awards may be paid in Shares, cash or other property, as the Administrator shall determine. Subject to the provisions of the Plan, the Administrator shall determine the terms and conditions of each Other Share-Based Award, including, without limitation, any purchase price, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement.
ARTICLE VIII
ADJUSTMENTS FOR CHANGES IN SHARES
AND CERTAIN OTHER EVENTS
8.1    Certain Transactions or Events. In the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), reorganization, merger, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award, then the Administrator may, in such manner as it may deem equitable, adjust any or all of:
(a)    the number and kind of Shares (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to,

adjustments of the limitations in Section 4.1 hereof on the maximum number and kind of Shares which may be issued);
(b)    the number and kind of Shares (or other securities or property) subject to outstanding Awards;
(c)    the grant or exercise price with respect to any Award; and
(d)    the terms and conditions of any Awards (including, without limitation, any applicable financial or other performance “targets” specified in an Award Agreement).
8.2    Additional Transactions or Events. In the event of any transaction or event described in Section 8.1 hereof (including, without limitation any Change in Control), any SPAC Transaction, any other unusual or nonrecurring transaction or event affecting the Company or the financial statements or financial condition of the Company, or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the vested portion of such Award may be terminated without payment;
(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including, without limitation, the grant or exercise price), and the criteria included in, outstanding Awards;

(e)    To replace such Award with other rights or property selected by the Administrator; and/or
(f)    To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
8.3    Equity Restructurings. In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award, which adjustments may include adjustments to the number and type of securities subject to each outstanding Award and/or the exercise price or grant price thereof, if applicable, the grant of new Awards to Participants, and/or the making of a cash payment to Participants, as the Administrator deems appropriate to reflect such Equity Restructuring. The adjustments provided under this Section 8.3 shall be nondiscretionary and shall be final and binding on the affected Participant and the Company; provided that whether an adjustment is equitable shall be determined by the Administrator.
8.4    Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of Shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the Share price, including, without limitation, any Equity Restructuring, for reasons of administrative convenience the Administrator may refuse to permit the exercise of any Award during a period of up to thirty days prior to the consummation of any such transaction.
8.5    Miscellaneous. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the grant or exercise price of any Award. The existence of the Plan, any Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including, without limitation, securities with rights superior to those of the Shares or which are convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.
ARTICLE IX
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1    Transferability. Except as the Administrator may otherwise determine, in any case in accordance with Applicable Laws, neither Awards nor any interest therein shall be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Administrator may provide in the applicable Award Agreement that all or any part of an Award may, subject to the prior written consent of the Administrator, be transferred to one or more of the following classes of transferees: (a) a family member; (b) a trust for the benefit of a family member; (c) a limited partnership whose partners are solely family members; or (d) any other legal entity set up for the benefit of family members. For purposes of this paragraph, with respect to a Participant, “family member” means the Participant and/or the Participant’s spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews and grandnieces and grandnephews, including adopted, in-laws and step family members.
9.2    Documentation. Each Award shall be evidenced in an Award Agreement, which may be in such form (written, electronic or otherwise) as the Administrator shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3    Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
9.4    Termination of Status. The Administrator shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5    Taxes. Save to the extent that it is not permissible by law for the Company, or relevant employing Company Group member, to recover directly or indirectly such amounts from such Participant, each Participant shall pay to the Company (or his or her employing Company Group member, if different), or make provision satisfactory to the Administrator for payment of, any taxes or social security contributions for which the Company (or his or her relevant employing Company Group member, if different) is required to account to the relevant tax authorities in connection with Awards to such Participant no later than the date of the event creating the tax or social security liability (save to the extent that any such amounts have been deducted at source by the Company or employing Company Group member). Except as the Administrator may otherwise determine, all such payments shall be made in cash, by wire transfer of immediately available funds or by certified check. Notwithstanding the foregoing, unless the Administrator otherwise determines, if there is a public market for the Shares at the time the tax and/or social security obligations are satisfied, Participants may satisfy their obligations in respect of such tax and/or social security obligations, subject to any applicable lock-up periods, any Company insider trading policy (including blackout periods) and Applicable Laws, by means of (A) delivery (including, without limitation, telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to pay promptly to the Company (or, if different, the Company Group member which employs the relevant Participant) an amount equal to the tax and/or social security obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the

Company (or, if different, the Company Group member which employs the relevant Participant) cash or a check in an amount equal to the tax and/or social security obligations; provided that such amount is paid to the Company (or, if different, the Company Group member which employs the relevant Participant) at such time as may be required by the Administrator. Alternatively, the Company (or, if different, the Company Group member which employs the relevant Participant) may, to the extent permitted by Applicable Laws, deduct any such amount in respect of tax and/or social security obligations from any payment of any kind otherwise due to a Participant.
9.6    Lock-Up Period. The Company may, in connection with registering the offering of any Company securities under the Securities Act or in connection with a SPAC Transaction, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during any period determined by any underwriter or the Company. In order to enforce the foregoing, the Company shall have the right to place restrictive legends on the certificates of any securities of the Company held by the Participants and to impose stop transfer instructions with the Company’s transfer agent with respect to any securities of the Company held by the Participants until the end of such period. In the event of a SPAC Transaction, the applicable special purpose acquisition company shall have the right to implement equivalent prohibitions and restrictions on the sale or transfer of any securities of the special purpose acquisition company held by the Participants.
9.7    Amendment of Award. The Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type and changing the date of exercise or settlement. The Participant’s consent to such action shall be required unless (i) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the change is permitted under Article VIII and Section 10.6 hereof.
9.8    Conditions on Delivery of Shares. The Company will not be obligated to issue and/or deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously issued and/or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including, without limitation, any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy the requirements of any Applicable Laws. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is determined by the Administrator to be necessary to the lawful issuance and sale of any securities hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
9.9    Acceleration. The Administrator may at any time provide that any Award shall become vested and/or exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

ARTICLE X
MISCELLANEOUS
10.1    No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an applicable Award Agreement.
10.2    No Rights As Stockholder; Certificates. Subject to the provisions of the applicable Award Agreement, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any Shares to be issued and/or distributed with respect to an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any Applicable Laws, the Company shall not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the register of stockholders of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan deemed necessary or appropriate by the Administrator in order to comply with Applicable Laws.
10.3    Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. The Plan shall automatically terminate, and no Awards shall be granted under the Plan, upon the consummation of the Company’s initial public offering (or, if later, upon the effectiveness of the Company’s Form S-8 registration statement covering Shares issuable under the Plan), but Awards previously granted may extend beyond that date.
10.4    Amendment of Plan. The Administrator may amend, suspend or terminate the Plan or any portion thereof at any time; provided that no amendment of the Plan shall materially and adversely affect (as determined by the Administrator) any Award outstanding at the time of such amendment without the consent of the affected Participant. Awards outstanding under the Plan at the time of any suspension or termination of the Plan shall continue to be governed in accordance with the terms of the Plan and the applicable Award Agreement, as in effect prior to such suspension or termination. The Board shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
10.5    Provisions for Non-U.S. Participants. The Administrator may modify Awards granted to Participants who are nationals of countries other than the United States or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of applicable non-U.S. jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
10.6    Section 409A and Section 457A.
(a)    General. The Company intends that all Awards granted to or otherwise held by U.S. Taxpayers be structured (i) in compliance with, or to satisfy an exemption from, Section 409A, and (ii) to satisfy an exemption from Section 457A, in each case such that no adverse tax consequences, interest, or penalties under Section 409A or Section 457A apply in connection with any Awards. Notwithstanding anything herein or in any Award Agreement to the contrary, the Administrator may, without a Participant’s prior consent, amend this Plan and/or Awards, adopt policies and procedures, or take any other actions (including, without limitation, amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to preserve the intended tax treatment of Awards under the Plan, including, without limitation, any such actions intended to (A) exempt this Plan and/or any Award from the application of Section 409A and Section 457A, and/or (B) comply with the requirements of Section 409A, including, without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of grant of any Award. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A, Section 457A or otherwise. The Company shall have no obligation under this Section 10.6(a) or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A or Section 457A with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to be subject to the imposition of taxes, penalties and/or interest under Section 409A and/or Section 457A.
(b)    Separation from Service. With respect to any Award that constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award that is to be made upon a termination of a Participant’s Service Provider relationship shall, to the extent necessary to avoid the imposition of taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or subsequent to the termination of the Participant’s Service Provider relationship. For purposes of any such provision of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
(c)    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” that are otherwise required to be made under an Award to a “specified employee” (as defined under Section 409A and determined by the Administrator) as a result of his or her “separation from service” shall, to the extent necessary to avoid the imposition of taxes under Code Section 409A(a)(2)(B)(i), be delayed until the expiration of the six-month period immediately following such “separation from service” (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the day that immediately follows the end of such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award that are, by their terms, payable more than six months following the Participant’s “separation from service” shall be paid at the time or times such payments are otherwise scheduled to be made.

(d)    Payment Timing. The Shares underlying any Award of a U.S. Taxpayer that is intended to fall in the “short-term deferral exceptions” from Section 409A and Section 457A will be delivered by no later than the earlier to occur of (i) March 15 of the calendar year following the end of the calendar year that includes the vesting date of the Award and (ii) the first (1st) anniversary of the last day of the Company’s taxable year that includes the vesting date of the Award. If an Award is subject to performance-vesting conditions as well as service-vesting conditions, and such performance-vesting conditions could otherwise continue to apply following the latest payment date set forth in this Section 10.6(d), the Administrator shall make a good faith determination as to the level of achievement of such performance-vesting conditions so that the payment timing requirements of this paragraph can be met.
10.7    Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as an Administrator, director, officer, other employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be granted or delegated, against any cost or expense (including, without limitation, attorneys’ fees) or liability (including, without limitation, any sum paid in settlement of a claim with the Administrator’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.
10.8    Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously acknowledges and consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the members of the Company Group and their Affiliates where this is necessary for (a) the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan, (b) the Company Group and/or their Affiliates to comply with their legal obligations or (c) the purposes of the legitimate interests pursued by the Company Group and/or their Affiliates. The members of the Company Group and their Affiliates may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares held in the members of the Company Group and their Affiliates, details of all Awards, in each case, for one of the purposes described above (the “Data”). The members of the Company Group and their Affiliates may transfer the Data amongst themselves as necessary for one of these purposes, and the members of the Company Group and their Affiliates may each further transfer the Data to any third parties where this is necessary for one of the above purposes. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant acknowledges and authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, where this is necessary for one of the purposes described above, including, without limitation, any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit or surrender any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.
10.9    Severability. In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.
10.10    Governing Documents. In the event of any contradiction between the Plan and any Award Agreement or any other written agreement between a Participant and any member of the Company Group that has been approved by the Administrator, the terms of the Plan shall govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan shall not apply; provided that in the event of any contradiction between the Plan and any shareholders agreement that may become effective after the enactment of the Plan, the terms of such shareholders agreement shall govern.
10.11    Waiver of Jury Trial. BY ACCEPTANCE OF AN AWARD HEREUNDER, EACH PARTICIPANT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS PLAN OR AN AWARD HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTICIPANT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT HE OR SHE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS PLAN OR AN AWARD HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY. BY ACCEPTANCE OF AN AWARD HEREUNDER, EACH PARTICIPANT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTICIPANT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (B) SUCH PARTICIPANT MAKES THIS WAIVER VOLUNTARILY.
10.12    Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that would mandate the application of the laws of any other jurisdiction.
10.13    Restrictions on Shares. Shares acquired in respect of Awards shall be subject to such terms and conditions as the Administrator shall determine, including, without limitation,

restrictions on the transferability of Shares, the right of the Company to repurchase Shares, the right of the Company to require that Shares be transferred in the event of certain transactions, bring-along rights, redemption and co-sale rights and voting requirements. Such terms and conditions may be additional to those contained in the Plan and may, as determined by the Administrator, be contained in the applicable Award Agreement or in an exercise notice, any shareholders agreement that may become effective after the enactment of the Plan or in such other agreement as the Administrator shall determine, in each case in a form determined by the Administrator. The issuance of such Shares shall be conditioned on the Participant’s consent to such terms and conditions and the Participant’s entering into such agreement or agreements.
10.14    Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
10.15    Conformity to Securities Laws. Each Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan and all Awards granted hereunder shall be administered only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Laws, the Plan and all Award Agreements shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
10.16    Surrender/Forfeiture Provisions. The Administrator may, in its discretion, provide in an Award Agreement terms and conditions that could result in the surrender and forfeiture of all or part of an Award, including but not limited to, terms and conditions that relate to non-competition, non-solicitation of customers and/or employees, confidentiality of Company Group information, and/or non-disparagement. Notwithstanding anything in this Plan to the contrary, each Participant acknowledges that the Company may be entitled or required by Applicable Laws, Company Group policy, the requirements of an exchange on which the Shares are listed for trading, or the terms of an Award Agreement, to recoup all or part of the compensation paid to the Participant pursuant to this Plan, and each Participant agrees to comply with any Company request or demand for recoupment.
ARTICLE XI
DEFINITIONS
As used in the Plan, the following words and phrases shall have the following meanings:
“Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.
“Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted or issued under the Plan, or where recipients of any such Awards are resident for tax or any other purposes.
“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Shares, Restricted Share Units or Other Share-Based Awards.
“Award Agreement” means a written agreement evidencing an Award, which agreements may be in electronic medium and shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with and subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated as of June 3, 2026, as may be amended from time to time.
“Change in Control” means (i) a merger or consolidation of the Company with or into any other corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, or (iii) any other transaction, including, without limitation, the sale by the Company of new shares or a transfer of existing shares of the Company, the result of which is that a third party that is not an Affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds shares of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an Affiliate of the Company; (C) an initial public offering or direct listing of any of securities of the Company or any successor thereto or holding company parent thereof on a public stock exchange or any other transaction or series of related transactions principally for bona fide equity financing purposes; (D) a reincorporation of the Company solely to change its jurisdiction; (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction; or (F) unless otherwise determined by the Administrator, a SPAC Transaction. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any Award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation Section I.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A.

“Class A Common Stock” means Class A common stock of the Company, $0.0001 par value per share.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
“Committee” means one or more committees or subcommittees of the Board or the Company, which may be comprised of one or more directors and/or executive officers of the Company, in either case, to the extent permitted in accordance with Applicable Laws and the Company’s Certificate of Incorporation and bylaws.
“Company” means Quantinuum Inc., a Delaware corporation. Except where the context otherwise requires, the term “Company” includes any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a significant interest, as determined by the Administrator.
“Company Group” means the Company, together with each direct and indirect subsidiary of the Company.
“Consultant” means any person, including, without limitation, any advisor, engaged by a member of the Company Group to render services to such entity if: (i) the consultant or adviser renders bona fide services to the Company; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person, or such other advisor or consultant as is approved by the Administrator.
“Control” of any Person, means the power, directly or indirectly, either to (a) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Designated Beneficiary” means the beneficiary or beneficiaries designated, in a manner determined by the Administrator, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or incapacity. In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.
“Dividend Equivalents” means a right granted to a Participant pursuant to Section 6.4(c) hereof to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
“Employee” means any officer or other employee of any member of the Company Group.
“Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the price of Shares (or other securities of the Company) and causes a change in the per share value of the Shares underlying outstanding Awards.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any given date, the value of a Share determined as follows: (a) if the Shares are (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; (b) if the Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Shares are regularly quoted by a recognized securities dealer, the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (c) if the Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, as established by the Administrator in its discretion.
"Non-Employee Director” means a non-employee member of the Board.
“Option” means an option to purchase Shares.
“Other Share-Based Awards” means other Awards of Shares, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property.
“Participant” means a Service Provider who has been granted an Award under the Plan.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company or other entity of any kind.
“Plan” means this Quantinuum Inc. Amended and Restated 2023 Equity Incentive Plan.
“Publicly Listed Company” means that the Company or its successor (i) is required to file periodic reports pursuant to Section 12 of the Exchange Act and (ii) the Share is listed on one or more National Securities Exchanges (within the meaning of the Exchange Act) or is quoted on NASDAQ or a successor interdealer quotation system.
“Restricted Shares” means Shares awarded to a Service Provider pursuant to Section 6.1 hereof that are subject to certain vesting conditions and other restrictions.
“Restricted Share Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator equal to the value thereof as of such payment date, which right may be subject to certain vesting conditions and other restrictions.

“Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
“Section 457A” means Section 457A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Service Provider” means an Employee, a Consultant or a Non-Employee Director.
“Share” means a share of Class A Common Stock.
“SPAC Transaction” means a merger, share exchange, asset sale, stock sale, reorganization or similar business combination involving the Company or any holding company parent thereof and a publicly-traded special purpose acquisition company, or any equivalent transaction or series of transactions howsoever structured that the Administrator determines to be a SPAC Transaction for the purposes of this Plan.
“U.S. Taxpayer” means a Service Provider who has been granted an Award under the Plan who is a resident in the United States or subject to U.S. taxation.